Exhibit 1.2

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”), DATED AS OF DECEMBER 29, 2023, BETWEEN INFINITY SA LLC, A DELAWARE LIMITED LIABILITY COMPANY, AS SENIOR AGENT, AND INVESTOR (AS DEFINED BELOW), AS SUBORDINATED CREDITOR, AND ACKNOWLEDGED BY THE COMPANY (AS DEFINED BELOW) AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

IMMUNITYBIO, INC.

SECOND AMENDED AND RESTATED PROMISSORY NOTE

$505,000,000	December 10, 2024

FOR VALUE RECEIVED, IMMUNITYBIO, INC., a Delaware corporation (the “Company”) promises to pay to NANT CAPITAL, LLC or its registered assigns (“Investor”), in lawful money of the United States of America, the principal sum of FIVE HUNDRED AND FIVE MILLION Dollars ($505,000,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Second Amended and Restated Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to the Applicable Rate (as defined below), computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) December 31, 2027 (the “Maturity Date”), or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Investor or made automatically due and payable, in each case, in accordance with the terms hereof.

Subject to and conditioned upon the closing of the Equity Offering, this Note amends, restates, and supersedes in its entirety that certain Amended and Restated Promissory Note, dated as of December 29, 2023, by and between the Company and Investor in the stated principal amount of Five Hundred and Five Million Dollars ($505,000,000), as amended from time to time (the “Existing Note”). For the avoidance of doubt, if the Equity Offering does not close, then this Note shall not become effective and the Existing Note shall remain in full force and effect.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1. Payments.

(a) Interest Rate. Interest on the outstanding principal amount of this Note shall accrue at a per annum rate equal to the Term SOFR Rate plus eight percent (8.00%) (the “Applicable Rate”). Each of Company and Investor hereby acknowledge and agree that (i) the accrued and unpaid interest under the Existing Note as of the date hereof is $11,807,574.77 and (ii) such accrued and unpaid interest shall by payable (together with interest accrued under this Note from and after the date hereof, to the extent not otherwise paid) on the next succeeding Interest Payment Date.

(b) Interest. Accrued interest on this Note shall be payable quarterly, in arrears, on each Interest Payment Date.

(c) Voluntary Prepayment. Upon five Business Days’ prior written notice to Investor, the Company may prepay any outstanding Obligations under this Note in whole or in part without premium or penalty and without the prior consent of Investor, provided that any such prepayment will be applied first to the payment of accrued but unpaid interest on this Note and second, if the amount of prepayment exceeds the amount of all such interest, to the payment of outstanding principal amount of this Note.

(d) Mandatory Prepayment. In the event of a Specified Transaction, and only upon the written request of the Investor (in the Investor’s sole discretion), up to Fifty Million Dollars ($50,000,000) of the outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable upon the consummation of such Specified Transaction.

2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note.

(a) Failure to Pay. The Company shall fail to pay the principal payment, plus any accrued and unpaid interest, on the Maturity Date;

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement.

3. Rights of Investor upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Section 2(b) or 2(c)) and at any time thereafter during the continuance of such Event of Default, Investor may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Section 2(b) or 2(c), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Investor may exercise any other right, power or remedy otherwise permitted to it by law, either by suit in equity or by action at law, or both.

4. Conversion.

(a) Voluntary Conversion at Investor’s Option. Investor has the right, at Investor’s option, at any time after the date hereof and on or before the Maturity Date (other than any time period beginning on receipt of a notice of prepayment pursuant to Section 1(c) hereof and ending on the proposed prepayment date specified in such notice of prepayment), to convert all (but not less than all) of the outstanding principal amount of this Note into fully paid and nonassessable shares of the Company’s common stock at a price per share equal to the Conversion Price. The total combined number of shares of common stock to be issued upon voluntary conversion pursuant to this Section 4(a) shall equal (x) the outstanding principal amount of this Note divided by (y) the Conversion Price.

(b) Voluntary Conversion upon Notice of Prepayment. Upon receipt of a written notice of prepayment of all or any portion of the outstanding principal amount of this Note from the Company pursuant to Section 1(c) hereof following the date hereof, Investor has the right, at Investor’s option and upon written notice from Investor to the Company, at any time prior to the proposed prepayment date specified in such notice of prepayment, to convert the outstanding principal amount of this Note designated to be so prepaid (as specified in such notice of prepayment) into fully paid and nonassessable shares of the Company’s common stock at a price per share equal to the Conversion Price. The total combined number of shares of common stock to be issued upon voluntary conversion pursuant to this Section 4(b) shall equal (x) the outstanding principal amount of this Note to be so converted divided by (y) the Conversion Price.

(c) Conversion Pursuant to Section 4(a) or 4(b). Before Investor shall be entitled to convert all or any portion of the outstanding principal amount of this Note into shares of common stock, it shall give written notice to the Company at its principal corporate offices of the election to convert the same pursuant to Section 4(a) or 4(b), and shall state therein the amount of the outstanding principal amount of this Note to be converted, together with all accrued and unpaid interest thereon. The Company shall, as soon as practicable thereafter, issue and deliver to Investor a certificate or certificates, or evidence of the applicable book entry or entries, for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(d). Any conversion of all or any portion of the outstanding principal amount of this Note pursuant to Section 4(a) or 4(b) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(c) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(d) Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of all or any portion of the outstanding principal amount of this Note. In lieu of the Company issuing any fractional shares to the Investor upon the conversion of all or any portion of the outstanding principal amount of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable Conversion Price by the fraction of a share not issued pursuant to the previous sentence. In addition, to the extent not converted into shares of capital stock, the Company shall pay to Investor any interest accrued on the amount converted and on the amount to be paid by the Company pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its obligations and liabilities hereunder. The conversion of any portion of the outstanding principal amount of this Note shall be equivalent to prepayment in full in cash of such Obligations for all purposes of this Note and, once converted, such amounts shall be deemed paid in full and no longer outstanding hereunder.

(e) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the outstanding principal amount of this Note such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of the outstanding principal amount of this Note; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, without limitation of such other remedies as shall be available to the holder of this Note, the Company will use its reasonable efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes.

5. Representations and Warranties of Investor. By acceptance of this Note, Investor represents and warrants to the Company that Investor has full legal capacity, power and authority to execute and deliver this Note and to perform its obligations hereunder. This Note constitutes valid and binding obligations of Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

6. Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Conversion Price” means $5.427 per share.

“Equity Offering” means that certain sale of up to 38,333,334 shares of the Company’s common stock on or about December 10, 2024 at a price of $3.00 per share.

“Event of Default” has the meaning given in Section 2 hereof.

“Investor” means the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Interest Payment Date” means the last Business Day of each March, June, September and December, commencing with December 31, 2024.

“Interest Period” means (a) the period commencing on the date of this Note and ending on December 31, 2024 and (b) each three-month period thereafter ending on an Interest Payment Date; provided, that (i) if any Interest Period would end on a day other than a U.S. Government Securities Business Day, such Interest Period shall be extended to the next succeeding U.S. Government Securities Business Day unless such next succeeding U.S. Government Securities Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding U.S. Government Securities Business Day, and (ii) any Interest Period that commences on the last U.S. Government Securities Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last U.S. Government Securities Business Day of the last calendar month of such Interest Period.

“Obligations” means and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Person” means and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Specified Transaction” means the successful closing of a strategic partnering transaction with a large biopharmaceutical company.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), for any tenor comparable to the applicable Interest Period, the rate per annum reasonably determined by the Company as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on the fifth (5th) U.S. Government Securities Business Day immediately following any Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator.

“Trading Day” means a day on which (i) trading in the Company’s common stock generally occurs on the Nasdaq Global Select Market and (ii) a last reported sale price for the Company’s common stock is available on the Nasdaq Global Select Market.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

7. Miscellaneous.

(a) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Investor.

(b) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to Investor) or otherwise delivered by hand, messenger or courier service addressed:

(i) if to Investor, to Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, or, until such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of this Note for which the Company has contact information in its records; or

(ii) if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 3530 John Hopkins Court San Diego, CA 92121, or at such other current address as the Company shall have furnished to Investor, with a copy (which shall not constitute notice) to Martin J. Waters, Wilson Sonsini Goodrich & Rosati, P.C., 12235 El Camino Real, Suite 200, San Diego, CA 92130-3002.

Each such notice or other communication shall for all purposes of this Note be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one Business Day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next Business Day. In the event of any conflict between the Company’s books and records and this Note or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

(c) Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(d) Default Rate; Usury. During any period prior to the Maturity Date in which a non-payment by the Company of the interest earned on the Note has occurred and is continuing, or an Event of Default has occurred and is continuing, the Company shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the rate otherwise applicable hereunder plus two percent (2%) per annum. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(e) Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(f) Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

(g) Restriction on Transferability. This Note and the rights and obligations hereunder may not be assigned by either the Investor or the Company without the prior written consent of the other party.

(h) Registration. The Company or its agent will keep books for the registration and registration of transfer of the Note. Subject to this section and any other restrictions on or conditions to transfer set forth in the Note, the Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Prior to registration of any such transfer, the Company shall treat the person in whose name the Note is registered as the owner and holder of the Note for all purposes, including payment of principal and interest, and the Company shall not be affected by notice to the contrary.

(i) Tax Withholding. Notwithstanding any other provision to the contrary, the Company shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable with respect to this Note such amounts as may be required to be deducted or withheld therefrom under any provision of applicable law, and to be provided any necessary tax forms and information, including Internal Revenue Service Form W-9 or appropriate version of IRS Form W-8, as applicable, from each beneficial owner of the Note. To the extent such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts otherwise would have been paid.

(j) Surrender of Note for Cancellation. Upon payment or conversion, as applicable, in full of the Obligations, Investor shall surrender this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) to the Company for cancellation. Any failure of Investor to comply with the foregoing sentence shall not impact the discharge and termination of the obligations under this Note upon payment or conversion, as applicable, in full of the Obligations.

(k) Amendment and Restatement. This Note amends and restates in its entirety the Existing Note issued by the Company in favor of Investor; and the Company confirms that the Existing Note has at all times, since the date of the execution and delivery of the Existing Note, remained in full force and effect. The Obligations hereunder are a continuation of the Obligations under the Existing Note (as such term is defined therein). The Company and the Investor acknowledge and agree that the amendment and restatement of the Existing Note by this Note is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations, liabilities, or indebtedness under the Existing Note.

(signature page follows)

The Company has caused this Note to be issued as of the date first written above.

IMMUNITYBIO, INC., a Delaware corporation

By:	/s/ Richard Adcock
Name:	Richard Adcock
Title:	Chief Executive Officer and President

[IBRX – Signature Page to Second Amended and Restated Note]

CONSENTED TO AND AGREED BY:

NANT CAPITAL, LLC

By:	/s/ Charles N. Kenworthy
Name:	Charles N. Kenworthy
Title:	Manager

[IBRX – Signature Page to Second Amended and Restated Note]